Exhibit 99.1

Company Contact:	Investor Contact:	Media Contacts:
Kirk Patterson	Beverly Twing	Katie Oliver
CFO & SVP	Shelton - Investor Relations	Shelton - Public Relations
Staktek Holdings, Inc.	For Staktek Holdings	For Staktek Holdings
(512) 454-9531	(972) 385-0286	(972) 239-5119 x128
investors@staktek.com	investors@staktek.com	media@staktek.com

Staktek Completes Acquisition of Southland Micro Systems

AUSTIN, Texas – September 5, 2007 - Staktek Holdings, Inc. [NASDAQ: STAK], a market-leading provider of intellectual property (IP) and services for next-generation module technologies, announced it has closed its acquisition of Southland Micro Systems, a leading provider of memory products and services.

“As we stated when we announced our acquisition, we believe that Southland Micro Systems will be a strong complement to our existing business. We look forward to integrating our two businesses to further our vision of becoming a leading supplier of IP solutions for high-performance and power-efficient servers and data centers,” said Wayne R. Lieberman, CEO and president of Staktek.

Staktek intends to continue Southland’s operations in Irvine, California, and its sales offices in San Jose, California and Boise, Idaho.

As part of the acquisition, certain Southland employees were granted employment inducement stock options to purchase a total of 500,000 shares of Staktek common stock pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The number of shares subject to these grants amounted to approximately 1% of the outstanding shares of Staktek common stock as of the date of grant. All of these options have an exercise price equal to the closing sales price per share of Staktek common stock on August 31, 2007 and will vest over a four-year period.

About Staktek:

Staktek is a market-leading provider of intellectual property and services for next-generation module technologies for high-speed, high-capacity systems. Staktek’s TSOP and BGA memory stacking solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technologies. Staktek’s ArctiCore™ is a module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core and is designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 200 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates an ISO-certified manufacturing facility in Reynosa, Mexico. For more information, go to http://www.staktek.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “anticipate,” “believe,” “estimate,” and similar expressions. The statements include that Southland will be a strong complement to our business. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, our potential inability to successfully integrate the two companies and achieve synergies, the absence of long-term customer arrangements in Staktek and Southland and the commensurate risk that customers elect not to do business with the combined companies, the risk of any potential litigation resulting from the transaction and the cost and other consequences associated therewith, transitions in the technologies utilized by OEMs and others (including but not limited to increased use of dual-die and planar solutions and a continuing shift from DDR-1 to DDR-2) and the resulting impact on our business; reduced DRAM pricing and less demand for our products, due to a DRAM oversupply in certain instances; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies, such as our High Performance II, NAND Flash-memory stacking technologies, FlashStak X-2, ArctiCore™ and MobileStak™ solutions, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate memory or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with failing to achieve standardization of certain of our products (such as ArctiCore) from JEDEC; risks associated with acquiring other businesses or technologies in the future; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 8, 2007. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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Staktek is a trademark of Staktek Group LP, and Southland Micro Systems is a trademark of Southland Micro Systems, Inc.